Exhibit 99.1

ACADIA Pharmaceuticals Acquires CerSci Therapeutics, Adds Novel Pain Program to Portfolio

- First-in-class, non-opioid, mechanism interrupts pain pathways

- Phase 2 initiation planned for the first half of 2021

SAN DIEGO, CA, and FORT WORTH, TX - Aug 25, 2020 – ACADIA Pharmaceuticals Inc. (Nasdaq: ACAD) today announced the acquisition of CerSci Therapeutics, a clinical-stage biotechnology company with worldwide rights to a portfolio of novel compounds for neurological conditions, including non-opioid therapies for acute and chronic pain. The lead development program is a unique Reactive Species Decomposition Accelerant (RSDAx), a first-in-class mechanism focused on interrupting pathways that sensitize neurons to pain. The portfolio contains additional preclinical stage molecules, including brain penetrant molecules, with potential for symptomatic and disease modifying treatment utility in neurodegenerative diseases.

This acquisition strengthens ACADIA’s clinical pipeline to include non-opioid pain therapies that have potential non-addictive properties and reduced side effects typically seen with current opioid treatments. The lead molecule, ACP-044, has shown promising efficacy and safety results in animal models evaluating incisional, inflammatory, and neuropathic pain, as well as favorable tolerability and pharmacokinetic properties in Phase 1 trials. The novel RSDAx mechanism of action is thought to interfere with multiple pain pathways treating pain simultaneously. ACADIA plans to initiate a Phase 2 clinical study in the first half of 2021.

“There is an urgent need for new approaches to treat pain without causing addiction,” said Steve Davis, ACADIA’s Chief Executive Officer. “We are excited by the potential clinical utility of this program across multiple pain modalities due to its novel non-opioid mechanism of action. By acquiring CerSci, ACADIA is further strengthening our development pipeline for long-term growth in central nervous system disorders.”

“For too long, the options for patients with acute and chronic pain have been very limited,” said Lucas Rodriguez, CEO and co-founder of CerSci. “I am highly confident that ACADIA, with its proven development and commercialization capabilities, can advance CerSci’s program and ultimately deliver a new generation of medicines to treat acute post-operative as well as chronic pain conditions.”

Under the terms of the agreement, ACADIA acquired all of the outstanding shares of CerSci for $52.5 million, primarily in ACADIA stock. The transaction closed on August 24, 2020. CerSci shareholders may also receive up to $887 million in development, commercialization and sales milestones in addition to tiered royalties in the mid-single digits based on annual net sales.

BofA Securities is serving as financial advisor and Paul Hastings, LLP is serving as legal advisor to ACADIA. Evercore is serving as financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal advisor to CerSci. CerSci’s major investors include JDH Investment Management, LLC, Hiawatha Education Foundation, Lennox Capital Partners, LP and West Summit Investments, LP.

About ACADIA Pharmaceuticals

ACADIA is a biopharmaceutical company focused on the development and commercialization of innovative medicines to address unmet medical needs in central nervous system disorders. ACADIA has developed and commercialized the first and only medicine approved for the treatment of hallucinations and delusions associated with Parkinson’s disease psychosis. ACADIA’s development efforts are focused on pimavanserin for additional neuropsychiatric conditions, trofinetide for Rett syndrome, ACP-044 for pain management and an early-stage muscarinic receptor program. ACADIA submitted a supplemental new drug application (sNDA) for pimavanserin for the treatment of hallucinations and delusions associated with dementia-related psychosis on June 3, 2020. The FDA has accepted for filing the sNDA for DRP with a PDUFA date of April 3, 2021. Pimavanserin is not approved for dementia-related psychosis. This press release and further information about ACADIA can be found at: www.acadia-pharm.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include but are not limited to statements regarding the discovery, development and commercialization of any compounds from the above described acquisition, the clinical potential of and therapeutic opportunity for products based on such compounds and other statements that are not historical facts. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug development, approval and commercialization, and the fact that past results of clinical trials may not be indicative of future trial results. For a discussion of these and other factors, please refer to ACADIA’s annual report on Form 10-K for the year ended December 31, 2019 as well as ACADIA’s subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and ACADIA undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

Media Contact:

ACADIA Pharmaceuticals Inc.

Eric Endicott

(858) 914-7161

media@acadia-pharm.com

Investor Contact:

ACADIA Pharmaceuticals Inc.

Mark Johnson, CFA

(858) 261-2771

ir@acadia-pharm.com